CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting part of this Registration Statement on Form N-14 of our report dated June 25, 2012, related to the financial statements and financial highlights of ETF Market Opportunity Fund, a series of Aviemore Funds, for the year ended April 30, 2012 and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus and Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 19, 2013